UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2012

Western Digital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3355 Michelson Drive, Suite 100 Irvine, California 92612

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 672-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Investor Rights Agreement

On March 8, 2012 (the “Closing Date”), Western Digital Corporation (the “Company”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Hitachi Ltd. (“Hitachi”) in connection with the closing (the “Closing”) of the acquisition of all of the issued and outstanding paid-up share capital of Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Pte. Ltd. (“HGST”), a wholly owned subsidiary of Hitachi.

Pursuant to the Investors Rights Agreement, Hitachi will have the right, but not the obligation, to designate two individuals (together, the “Hitachi Designees”) to serve as directors on the Board of Directors (the “Board”) of the Company (the “Hitachi Board Nomination Right”). If Hitachi determines to designate the Hitachi Designees, Hitachi will notify the Company in writing of the names of the Hitachi Designees and, promptly following receipt by the Company of all documentation reasonably requested by the Company in connection with the appointment of the Hitachi Designees, the Company will increase the size of the Board by two and fill the resulting vacancies with the Hitachi Designees in accordance with the Company’s bylaws. The Company thereafter will include Hitachi Designees in its slate of nominees for election to the Board at each annual or special meeting of stockholders following the Closing at which directors are to be elected, and recommend that the Company’s stockholders vote in favor of the election of Hitachi Designees, support Hitachi Designees for election in a manner no less favorable than how the Company supports its own nominees and use commercially reasonable efforts to cause the election of the Hitachi Designees to the Board.

The Hitachi Board Nomination Right will terminate (i) with respect to one of the Hitachi Designees, at the end of the second full calendar year following the Closing Date, (ii) in the event that Hitachi ceases to beneficially own at least 50% of the shares of Company Stock (as defined in Item 2.01 below), (iii) if Hitachi has first sold at least 10% of the shares of Company Stock, in the event that Hitachi ceases to beneficially own at least 5% of the Company’s total issued and outstanding common stock, (iv) upon Hitachi’s breach of the standstill or transfer restriction obligations of the Investor Rights Agreement, which are described below, or (v) upon Hitachi’s material breach of that certain Agreement Not to Compete entered into between the Company and Hitachi on the Closing Date.

Commencing upon the Closing, Hitachi and its controlled affiliates will be subject to “standstill” restrictions limiting or prohibiting, among other things, directly or indirectly, the acquisition of additional securities of the Company, seeking or proposing a change of control transaction, soliciting proxies from or forming a partnership, limited partnership, syndicate or other group (a “13D Group”), as those terms are used within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the equity securities of the Company. Under the Investor Rights Agreement, the standstill period runs until the earlier of (i) a change of control of the Company or (ii) 90 days after the Hitachi Board Nomination Right terminates (as described in the last sentence of the immediately preceding paragraph).

For a period of one year following the Closing, Hitachi will be prohibited from, directly or indirectly, selling or otherwise transferring any of the shares of Company Stock, except with the prior written consent of the Company. In addition, during the term of the Investor Rights Agreement, subject to limited exceptions, Hitachi will be prohibited from, directly or indirectly, selling or otherwise transferring the shares of Company Stock to (i) certain competitors of the Company or affiliates of such competitors designated by the Company and (ii) members of a 13D Group.

Pursuant to the Investor Rights Agreement, Hitachi also has certain registration rights with respect to the shares of Company Stock, including shelf, demand and piggyback registration rights.

Amendment to Stock Purchase Agreement

The information contained in Item 2.01 below concerning an amendment to the Purchase Agreement, dated March 6, 2012, is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On the Closing Date, concurrent with entering into the Credit Facility (as defined in Item 2.03 below), the existing credit agreement, dated as of February 11, 2008, by and among Western Digital Technologies, Inc., a wholly owned subsidiary of the Company (“WDT”), JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company, through Western Digital Ireland, Ltd., an indirect wholly owned subsidiary of the Company (“WDI”), completed the previously announced acquisition (the “Transaction”) of all of the issued and outstanding paid-up share capital of HGST pursuant to the terms of that certain Stock Purchase Agreement, dated March 7, 2011, by and among the Company, WDI, Hitachi and HGST (as amended, the “Purchase Agreement”). The consideration paid for the issued and outstanding paid-up share capital of HGST consisted of approximately $3.9 billion in cash and 25 million shares of the Company’s common stock (the “Company Stock”), which had an aggregate value of approximately $947 million based on the closing trading price of the Company’s common stock of $37.87 on March 7, 2012, the last trading day prior to the Closing. The parties negotiated and agreed to an amendment to the Purchase Agreement, dated March 6, 2012, to address contractual issues that arose leading up to the Closing. As part of the amendment, the Closing Date was set for March 8, 2012 and the cash consideration was increased by approximately $392 million to $3.9 billion through adjustments to provisions of the Purchase Agreement addressing working capital and certain pension obligations of HGST.

Of the cash portion of the purchase price, approximately $585 million was used to pay outstanding debt of HGST at Closing and certain other payments and expenses and approximately $197 million was used for cash payments made in connection with the cancellation of vested stock options, stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) of HGST as described in the following paragraph. In addition, the cash paid at Closing did not include approximately $207 million attributable to the value of the unvested stock options, SARs and RSUs of HGST that were outstanding at the Closing and were assumed by the Company as described in the following paragraph (such estimate is based on the aggregate difference between the Per Share Closing Payment (as defined below) and the exercise or base price per share of the unvested stock options, SARs and RSUs outstanding at the Closing). The payments made at Closing also gave effect to a working capital adjustment and are subject to certain post-Closing true-up provisions of the Purchase Agreement. The cash portion of the purchase price was funded through borrowings under the Credit Facility (as defined in Item 2.03 below) and cash on hand.

Pursuant to the Purchase Agreement, on the Closing Date, all vested stock options and SARs of HGST that were outstanding on the Closing Date (including any stock options or SARs that became vested in connection with the Transaction) were cancelled in exchange for a cash payment equal to the excess, if any, of the Per Share Closing Payment (as defined below) over the exercise or base price per share of the option or SAR, as applicable. Similarly, any vested RSUs of HGST that were outstanding at the Closing were cancelled in exchange for a cash payment equal to the Per Share Closing Payment. In addition, unvested stock options, SARs and RSUs of HGST that were outstanding at the Closing were assumed by the Company and converted into equivalent option, SAR or RSU awards, as applicable, with respect to shares of the Company’s common stock using an equity award exchange ratio equal to the Per Share Closing Payment divided by an amount equal to the average of the last reported sale prices for a single share of the Company’s common stock for the ten consecutive trading days ending on and including the third trading day prior to the Closing Date. The “Per Share Closing Payment” is an amount equal to the quotient of (i) the purchase price, as adjusted, increased by the aggregate exercise or base price of the vested and unvested options and SARs, and (ii) the fully diluted number of shares in the capital of HGST (including shares subject to vested and unvested stock options, SARs and RSUs).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On the Closing Date, and in connection with the Transaction, the Company, WDI and WDT entered into a Credit Agreement with Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and the lenders party thereto (the “Credit Facility”).

The Credit Facility provides for $2.8 billion of unsecured loan facilities consisting of a $2.3 billion term loan facility and a $500 million revolving credit facility. The borrower under the term loan facility is WDI and the borrowers under the revolving credit facility are WDI and WDT (WDI and WDT are hereinafter referred to as the “Borrowers”). The revolving credit facility includes a $50 million sublimit for letters of credit and a $20 million sublimit for swing line loans. In addition, a Borrower may elect to expand the credit facilities by up to $500 million if existing or new lenders provide additional term or revolving commitments.

The obligations of the Borrowers under the Credit Facility are guarantied by the Company and the Company’s material domestic subsidiaries, and the obligations of WDI under the Credit Facility are also guarantied by WDT, in each case, as further provided in the Credit Facility.

The $2.3 billion term loans and $500 million revolving loans were borrowed on the Closing Date and were used to finance a portion of the purchase price of the Transaction, to refinance the existing term loans of WDT, and to pay fees, costs and expenses in connection with the Transaction and the transactions contemplated by the Credit Facility. Revolving loans may be used by the Borrowers from time to time for working capital, capital expenditures and other lawful corporate purposes (including permitted acquisitions).

Borrowings under the Credit Facility bear interest at a rate equal to, at the option of the applicable Borrower, either (a) a LIBOR rate, subject to certain exceptions, determined by the British Bankers Association LIBOR Rate for the interest period relevant to such borrowing (the “Eurodollar Rate”) or (b) a base rate determined by reference to the higher of (i) the federal funds rate plus 0.50%, (ii) the prime rate as announced by Bank of America, N.A. and (iii) the Eurodollar Rate plus 1.00% (the “Base Rate”), in each case plus an applicable margin. The applicable margin for borrowings under the Credit Facility ranges from 1.50% to 2.50% with respect to borrowings at the Eurodollar Rate and 0.50% to 1.50% with respect to borrowings at the Base Rate. The applicable margins for borrowings under the Credit Facility are determined based upon a leverage ratio of the Company and its subsidiaries calculated on a consolidated basis.

In addition to paying interest on outstanding principal under the Credit Facility, the Borrowers are required to pay a facility fee to the lenders under the revolving credit facility in respect of the aggregate revolving commitments thereunder. The facility fee rate ranges from 0.25% to 0.50% per annum and is determined based upon a leverage ratio of the Company and its subsidiaries calculated on a consolidated basis. The Borrowers are also required to pay letter of credit fees (a) to the revolving credit facility lenders on the aggregate face amount of all outstanding letters of credit equal to an applicable margin in effect with respect to the Eurodollar Rate borrowings and (b) to the letter of credit issuer computed at a rate equal to 0.125% per annum on the face amount of the letter of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges.

Beginning on March 30, 2012, WDI is required under the term loan facility to make regularly scheduled payments of principal in quarterly installments equal to $57.5 million.

The Credit Facility requires the Company to comply with a leverage ratio and an interest coverage ratio calculated on a consolidated basis for the Company and its subsidiaries. In addition, the Credit Facility contains customary covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to: incur liens, incur indebtedness, make certain restricted payments, merge or consolidate and enter into certain speculative hedging arrangements. Upon the occurrence of an event of default under the Credit Facility, the lenders may cease making loans, terminate the Credit Facility and declare all amounts outstanding to be immediately due and payable. The Credit Facility specifies a number of events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults.

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Closing of the Transaction, WDI delivered the Company Stock to Hitachi on the Closing Date. The issuance of the Company Stock by the Company to WDI and WDI’s delivery of the Company Stock to Hitachi were made pursuant to the exemptions from registration provided by Sections 4(2) and 4(1), respectively, of the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Officer

On March 7, 2012, in connection with the Transaction, the Board appointed HGST’s President and Chief Executive Officer, Stephen Milligan, as President of the Company, effective as of the Closing. Mr. Milligan’s appointment as President of the Company was made pursuant to the terms of that certain Employment Agreement, dated as of March 7, 2011, by and between the Company and Mr. Milligan (the “Milligan Employment Agreement”).

Prior to the Closing Date, Mr. Milligan (age 48) served as President of HGST since March 2009 and Chief Executive Officer of HGST since December 2009. From September 2007 to October 2009, Mr. Milligan served as HGST’s Chief Financial Officer. From September 2007 to June 2008 and since March 2009, Mr. Milligan has served as a Director of HGST. Mr. Milligan served as Senior Vice President and Chief Financial Officer of the Company from January 2004 to September 2007, and as Vice President, Finance, of the Company from September 2002 to January 2004. From April 1997 to September 2002, Mr. Milligan held various financial and accounting roles of increasing responsibility at Dell Inc., or Dell. Prior to joining Dell, Mr. Milligan was employed at Price Waterhouse for 12 years, most recently as Senior Manager. Mr. Milligan holds a Bachelor of Science degree in Accounting from The Ohio State University. Mr. Milligan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the Milligan Employment Agreement, Mr. Milligan’s employment commenced on the Closing Date and has a five-year term. The material terms of the Milligan Employment Agreement, including the compensation and benefits that Mr. Milligan will be entitled to receive in connection with his commencement of employment with the Company, are described in the Company’s Current Report on Form 8-K filed on March 7, 2011, and such description is incorporated herein by reference.

New Employment Agreement Effective

As of the Closing Date, that certain Employment Agreement, dated as of March 7, 2011, by and between the Company and its Chief Operating Officer, Timothy Leyden (the “Leyden Employment Agreement”), became effective. The material terms of the Leyden Employment Agreement are described in the Company’s Current Report on Form 8-K filed on March 7, 2011, including the compensation and benefits that Mr. Leyden will be entitled to receive pursuant to the Leyden Employment Agreement, and such description is incorporated herein by reference.

Creation of Office of the Chief Executive Officer

On March 7, 2012, the Board established an Office of the Chief Executive Officer (the “Office of the Chief Executive Officer”), to help guide the strategic direction and leadership of the Company. The members of the Office of the Chief Executive Officer consist of the Company’s Chief Executive Officer, John Coyne, the Company’s Chief Operating Officer, Timothy Leyden, the Company’s newly appointed President, Stephen Milligan, and the Company’s Senior Vice President and Chief Financial Officer, Wolfgang Nickl.

Item 7.01 Regulation FD Disclosure.

The Company’s press release announcing the completion of the acquisition of HGST and related matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, a copy of an Investor Information Summary, which will be posted on the Investor Relations section of the Company’s corporate website at www.westerndigital.com, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Financial statements relating to the Transaction are not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

Pro forma financial information relating to the Transaction is not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated March 8, 2012

99.2	Investor Information Summary

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

	By:	/s/ Michael C. Ray
Date: March 9, 2012		Michael C. Ray
Senior Vice President, General Counsel and Secretary